EXHIBIT 5.1

Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204

June 12, 2007

Board of Directors
Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204

Ladies and Gentlemen:

In my capacity as General Counsel of Portland General Electric Company, an Oregon corporation (the “Company”), I am furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated June 12, 2007 (the “Prospectus Supplement”), to the prospectus, dated June 1, 2007 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), included as part of the Automatic Shelf Registration Statement on Form S-3 of the Company (File No. 333-143472) (the “Registration Statement”), relating to the secondary offering (the “Secondary Offering”) by the selling shareholder of the Company named in the Prospectus (the “Selling Shareholder”) of 21,000,000 shares (the “Secondary Shares”) of the Company’s common stock, no par value (the “Common Stock”), and up to an additional 2,658,106 shares (the “Option Shares”) of the Company’s Common Stock, at the underwriters’ option, if the underwriters sell more than 21,000,000 Secondary Shares.  The Secondary Shares and the Option Shares are collectively referred to herein as the “Securities.”  The Securities will be sold pursuant to an Underwriting Agreement, dated June 12, 2007 (the “Underwriting Agreement”), among the Company, the Selling Shareholder and Deutsche Bank Securities Inc. and Lehman Brothers Inc., as representatives of the several underwriters named therein.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated January 9, 2004 and as thereafter amended and supplemented from time to time (the “Chapter 11 Plan”), (ii)

the Order Confirming Supplemental Modified Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, in In re Enron Corp., et al., dated July 2, 2004, and Related Matters, dated July 15, 2004, (iii) Order No. 05-1250 of the Public Utility Commission of Oregon, approving the issuance of 62,500,000 million shares of Common Stock pursuant to the Chapter 11 Plan (the “Initial Issuance Shares”), including the issuance of shares of Common Stock to the Selling Shareholder, (iv) certain resolutions adopted by the Board of Directors of the Company relating to the approval of the issuance of the Initial Issuance Shares and related matters, (v) a specimen certificate of Common Stock, (vi) certain resolutions adopted by the Board of Directors of the Company relating to the approval of the registration and sale of the Securities and related matters, (vii) the Registration Statement and the exhibits thereto, (viii) the Prospectus, (ix) the Underwriting Agreement (x) the Amended and Restated Articles of Incorporation of the Company, as currently in effect, and (xi) the Fourth Amended and Restated Bylaws of the Company, as currently in effect.  I or attorneys under my supervision (with whom I have consulted) have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making my examination of executed documents or documents to be executed, I or attorneys under my supervision (with whom I have consulted) have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties.  As to any facts material to this opinion that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to practice law in the State of Oregon, and I do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Oregon, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.  This opinion is limited to the laws as in effect on the date hereof.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Securities have been duly authorized and validly issued and are fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectuses constituting a part of the Registration Statement.  In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Douglas R. Nichols
Douglas R. Nichols
General Counsel